Exhibit 10.1

FOURTH AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Fourth Amendment”) is made as of this 17th day of April, 2008, by and among BANK OF AMERICA, N.A., a national banking association (“Bank of America”) with an office at 231 South LaSalle Street, 7th Floor, Chicago, Illinois 60604, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Bank of America, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the LENDERS and MFRI, INC., a Delaware corporation (“MFRI”), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation (“Midwesco”), PERMA-PIPE, INC., a Delaware corporation (“Perma-Pipe”), THERMAL CARE, INC., a Delaware corporation (“Thermal Care”), TDC FILTER MANUFACTURING, INC., a Delaware corporation (“TDC”) and MIDWESCO MECHANICAL AND ENERGY, INC., a Delaware corporation (“Mechanical”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied. MFRI, Midwesco, Perma-Pipe, Thermal Care, TDC and Mechanical are sometimes hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”.

WHEREAS, Borrowers (other than Mechanical), Agent, and the Lender signatories thereto hereto entered into that certain Amended and Restated Loan and Security Agreement dated December 15, 2006, as amended by that First Amendment to Amended and Restated Loan and Security Agreement dated February 28, 2007 by and among Borrowers, Agent and Lenders , by that certain Second Amendment to Amended and Restated Loan and Security Agreement dated August 28, 2007 by and among Borrowers, Agent and Lenders and by that certain Third Amendment to Amended and Restated Loan and Security Agreement dated December 13, 2007 by and among Borrowers, Agent and Lenders (said Amended and Restated Loan and Security Agreement, as amended from time to time, the “Loan Agreement”); and

WHEREAS, Borrowers, Agent and Lenders desire to amend and restate the Loan Agreement as provided herein;

NOW, THEREFORE, in consideration of the following terms and conditions, the parties agreed as follows:

1.         Definitions. Except as otherwise specifically provided for herein, all capitalized terms used herein without definition shall have the meanings contained in the Loan Agreement.

2.         Amended Definitions. The definitions of “Borrowing Base” and “Obligations” contained in Appendix A to the Loan Agreement are hereby deleted and the following are inserted in their stead:

“Borrowing Base – as at any date of determination thereof, an amount equal to the lesser of:

(i)        the Revolving Credit Maximum Amount minus the sum of (x) unpaid principal balance of the Term Loan plus (y) the unpaid principal balance of the Equipment Loans; or

(ii)	an amount equal to:
(x)	the sum of:

(a)       eighty-five percent (85%) of the net amount of Eligible Accounts (other than Eligible Accounts arising from Short Term Projects) outstanding at such date; plus

(b)       the lesser of Six Million Dollars ($6,000,000) or eighty-five percent (85%) of the net amount of Eligible Accounts arising from Short Term Projects outstanding at such date; plus

(c)       the lesser of (1) Fourteen Million Dollars ($14,000,000) or (2) fifty-five percent (55%) of the value of Eligible Inventory at such date;

MINUS (subtract from the sum of (a) plus (b) plus (c)),

(y)	the Availability Reserve.

As used herein, “Availability Reserve” shall mean $5,000,000 until such time as Borrowers’ Fixed Charge Coverage Ratio for the most recently ended twelve months exceeds 1.00 to 1, at which time the Availability Reserve shall be reduced to $0.

The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Agent, as Agent shall deem necessary or appropriate in its reasonable credit judgment. For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP. Further, Borrowers acknowledge that Agent shall conduct an Inventory appraisal on or before January 31, 2007. In the event that such appraisal shows that 85% of the net orderly liquidation value of the Borrower’s Inventory is less than 55% of the

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value of Eligible Inventory as of the date of the appraisal, then Agent shall have the right to adjust downward the advance rate against Eligible Inventory.

* * *

Obligations – all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from any Borrower or any Subsidiary of any Borrower to Agent, for its own benefit, from any Borrower or any Subsidiary of any Borrower to Agent for the benefit of any Lender, from any Borrower or any Subsidiary of any Borrower to any Lender or from any Borrower or any Subsidiary of any Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any Product Obligations owing by any Borrower or any Subsidiary of any Borrower to Agent, any Lender, Bank or any Affiliate of Bank or Agent. For purposes of clarity, Agent, Lenders and Borrowers agree that Indebtedness of any Subsidiary of any Borrower (which Subsidiary is not a Borrower hereunder) to Agent, Bank, any Lender or any Affiliate of Agent or Bank shall constitute Obligations and shall count against the borrowing limits contained in subsection 1.1.1 and the definition of Borrowing Base to the extent that (x) Agent has established a specific reserve with respect to any such Indebtedness or (y) such Indebtedness constitutes a Loan or a potential LC Obligation.”

3.         Letter of Credit Sublimit. The Letter of Credit/LC Guaranty sublimit contained in Section 1.2 of the Loan Agreement is hereby increased to Eleven Million Dollars ($11,000,000).

4.         Compliance Certificate. Exhibit 8.1.3 of the Loan Agreement is hereby deleted and Exhibit 8.1.3 attached hereto is incorporated into the Loan Agreement in its stead.

5.         Financial Covenants. Exhibit 8.3 to the Loan Agreement is hereby deleted and Exhibit 8.3 attached to this Fourth Amendment is inserted in its stead:

6.         Waiver. Lenders and Agent waive any Event of Default resulting from the failure of Borrowers to achieve (x) the minimum EBITDA required for the period ended January 31, 2008 and (y) the minimum Fixed Charge Coverage Ratio for the period ended January 31, 2008, each as required by Section 8.3 and Exhibit 8.3 of the Loan Agreement. The waiver contained in this Section 6 only pertains to the minimum EBITDA and the minimum Fixed Charge Coverage Ratio for the period ended January 31, 2008.

7.         Indian Letter of Credit. Agent and Lenders consent to Borrowers pledging up to Two Million Dollars ($2,000,000) to Bank of America India to cash collateralize a standby letter of credit to be issued by Bank of America India for the benefit of Borrowers’ Indian subsidiary, Perma-Pipe India, Ltd. Borrower acknowledges that the Revolving Credit Maximum Amount shall be reduced by the undrawn face amount of such standby letter of credit.

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8.         Waiver Fee. In order to induce Agent and Lenders to agree to the waiver contained in Section 6 of this Fourth Amendment, Borrowers agree to pay to Agent, for the ratable benefit of Lenders, a waiver fee equal to $30,000. Said waiver fee shall be due and payable and shall be deemed fully earned and non-refundable on the date hereof.

9.         Conditions Precedent. This Fourth Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(A)      Borrowers, Agent and Lenders shall have executed and delivered to each other this Fourth Amendment; and

(B)      Borrowers shall have paid to Agent, for the ratable benefit of Lenders, the waiver fee provided for in Section 8 above.

10.       Governing Law. This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles thereof relating to conflict of laws.

11.       Execution in Counterparts. This Fourth Amendment may be executed in any number of counterparts, which shall, collectively and separately, constitute one Agreement.

12.       Continuing Effect. Except as otherwise provided herein, the Loan Agreement remains in full force and effect.

(Signature Page Follows)

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(Signature Page to Fourth Amendment to

Amended and Restated Loan and Security Agreement)

MFRI, INC. By: \s\ Michael D. Bennett Name: Michael D. Bennett Title: VP CFO
MIDWESCO FILTER RESOURCES, INC. By: \s\ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA-PIPE, INC. By: \s\ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
THERMAL CARE, INC. By: \s\ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
TDC FILTER MANUFACTURING, INC. By: \s\ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
MIDWESCO MECHANICAL AND ENERGY, INC. By: \s\ Michael D. Bennett Name: Michael D. Bennett Title: Vice President

(Signature Page to Fourth Amendment to

Amended and Restated Loan and Security Agreement)

BANK OF AMERICA, N.A., as Agent and as a Lender By:\s\ Brian Conole Name: Brian Conole Title: Senior Vice President

EXHIBIT 8.1.3

COMPLIANCE CERTIFICATE

[________________________]

__________________, ___

Bank of America Capital Corporation, as Agent

231 South LaSalle Street, 7th Floor

Chicago, Illinois 60604

The undersigned, the chief financial officer of MFRI, Inc. (“MFRI”), gives this certificate to Bank of America Capital Corporation, in its capacity as Agent (“Agent”) in accordance with the requirements of subsection 8.1.3 of that certain Amended and Restated Loan and Security Agreement dated December __, 2006 among MFRI, Midwesco Filter Resources, Inc., Perma-Pipe, Inc., Thermal Care, Inc., TDC Filter, Inc., Agent and the Lenders party thereto (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.         Based upon my review of the balance sheets and statements of income of MFRI and its Subsidiaries for the [__________] period ending _______________, ____, copies of which are attached hereto, I hereby certify that:

[(i)       If the Availability Reserve has been reduced to $0, at no time between __________ and __________ was Availability less than $6,500,000 or

[(i)       If the Availability Reserve has been reduced to $0, during the time between __________ and __________ Availability was less than $6,500,000; and

(ii)       Fixed Charge Coverage Ratio for the ______ month period ended _______________ is to 1 (if applicable); and

(iii)      EBITDA for the most recent four fiscal quarters ended _____________ was $_____________.

2.         No Default exists on the date hereof, other than: __________________ ________________________________________________ [if none, so state]; and

Exhibit 8.1.3 – Page 1

3.         No Event of Default exists on the date hereof, other than __________ ____________________________________________________ [if none, so state].

Very truly yours,

_______________________________

Chief Financial Officer

Exhibit 8.1.3 – Page 2

EXHIBIT 8.3

FINANCIAL COVENANTS

DEFINITIONS

Cash Flow – with respect to any fiscal period, EBITDA for such period minus (i) Capital Expenditures (excluding, however, Capital Expenditures financed by third party financing) made within such period, (ii) income taxes paid in cash in such period, (iii) Interest Expense paid in cash within such period and (iv) principal payments of Money Borrowed (other than Revolving Credit Loans) made within such period.

Consolidated Net Income (Loss) – with respect to any fiscal period, the net income (or loss) of MFRI determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a Subsidiary of any Borrower) in which a Borrower or any of its wholly-owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with a Borrower; (c) all amounts included in determining net income (or loss) in respect of the write-up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written-up portion of the assets; (d) extraordinary gains as defined under GAAP; and (e) gains from asset dispositions (other than sales of inventory); and any increase or decrease in expenses resulting from the implementation of FASB 146.

EBITDA – with respect to any fiscal period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary gains for such period), plus the amount of any expenses or charges deducted from Consolidated Net Income for the applicable period in connection with the closure and write down of TDC’s facility at 1331 South 55th Court, Cicero, Illinois; provided that the aggregate amount of add-backs to EBITDA as a result of any such charges or expenses shall not exceed $2,500,000, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charge Coverage Ratio – with respect to any fiscal period, the ratio of (i) EBITDA for such period minus Capital Expenditures (excluding, however, Capital Expenditures financed by third party financing) made within such period minus income taxes paid in cash in such period to (ii) the sum of Interest Expense paid in cash within such period plus principal payments of Money Borrowed (other than Revolving Credit Loans) made within such period.

Interest Coverage Ratio – with respect to any fiscal period, the ratio of (i) EBITDA for such period to (ii) Interest Expense paid in cash in such period, all as defined for MFRI and its subsidiaries on a Consolidated basis in accordance with GAAP.

Exhibit 8.3 – Page 1

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Interest Expense – with respect to any fiscal period, interest expense paid or accrued for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees owing for such period, all as determined for MFRI and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

COVENANTS

Minimum EBITDA. Borrowers shall achieve EBITDA of at least $8,000,000 as of the last day of each fiscal quarter ending July 31, 2008 and each October 31, January 31, April 30 and July 31 thereafter for the most recent four fiscal quarters then ended.

Minimum Fixed Charge Coverage Ratio. If at any time after the “Availability Reserve” (as defined in the definition of Borrowing Base) has been reduced to $0, Availability is less than $6,500,000, then Borrowers shall not permit Fixed Charge Coverage Ratio for the most recently ended twelve month period to be less than 1.00 to 1.

Exhibit 8.3 – Page 2

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